UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2006

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950
Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry Into a Material Definitive Agreement.

On March 2, 2006, Venoco, Inc. (“Venoco”) entered into a Platform Agreement with Clearwater Port LLC (“Clearwater”) pursuant to which Venoco agreed to grant Clearwater an option to either purchase or lease platform Grace, located in the Santa Clara Federal Unit offshore California, for use as a liquid natural gas (“LNG”) terminal.  The agreement will be given effect as of March 1, 2006.  The option will become exercisable on January 1, 2008 and will expire on March 1, 2012.  If Clearwater exercises the option, Venoco will cease all exploration, exploitation and development activities conducted from the platform and Clearwater will commence construction of its LNG facility.  Clearwater’s right to exercise the option is subject to, among other things, its receipt of certain regulatory approvals relating to the construction and operation of its LNG facility and the satisfaction of certain financial requirements.  If the option is exercised, Clearwater will pay Venoco an annual fee during the period in which the LNG facility is being constructed.  Following the commencement of operations at the facility, Clearwater will pay Venoco an annual fee based on the amount of LNG processed, produced or stored at the facility.  The fee will be equal to approximately $12 million for the first 800,000 MMBTU per day and $0.04 per MMBTU for volumes in excess of 800,000 MMBTU/d on an average annual basis.

ITEM 1.02  Termination of Material Definitive Agreement.

                Contemporaneously with the execution of the Platform Agreement, Crystal Energy LLC assigned to Clearwater all its rights under the Grace Platform Lease Agreement, dated March 1, 2003, between Venoco and Crystal Energy, and that agreement was terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 8, 2006

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chief Executive Officer